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                                  December 3, 1998



Genesis Intermedia.com, Inc.
13063 Ventura Boulevard
Studio City, California 91604-2238

Gentlemen:

     We hereby consent to the use of our name under the caption "Legal Matters," and in connection with the description of the regulatory matters contained in the sections entitled "Risk Factors -- CFTC Investigation," "Business -- Industry Regulation," and "Business -- Legal Proceedings" in the Registration Statement and in the Prospectus which forms a part thereof.

                                   Very truly yours,

                                   HENDERSON & LYMAN


                                   By: /s/ Jeffry M. Henderson
                                      ------------------------
                                           Jeffry M. Henderson